As filed with the Securities and Exchange Commission on May 1, 2002
                                                      Registration No. 333-


                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM S-8
                           REGISTRATION STATEMENT
                      Under The Securities Act of 1933


                       ASCENTIAL SOFTWARE CORPORATION
           (Exact name of registrant as specified in its charter)


               Delaware                                     94-3011736
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                            50 Washington Street
                           Westborough, MA 01581
             (Address of principal executive office) (zip code)

    Torrent Systems Inc. (formerly Applied Parallel Technologies, Inc.)
                         1995 Equity Incentive Plan

                           Mark Atkins Agreement

                         (Full title of the Plans)

                            Scott N. Semel, Esq.
            Vice President, Legal, General Counsel and Secretary
                       Ascential Software Corporation
                            50 Washington Street
                           Westborough, MA 01581
                  (Name and address of agent for service)

                               (508) 366-3888
       (Telephone number, including area code, of agent for service)


                                 Copies to:

                           Louis A. Goodman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             One Beacon Street
                              Boston, MA 02108
                               (617) 573-4800



                                              CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                 Proposed Maximum       Proposed Maximum         Amount of
            Title of Securities                Amount to be       Offering Price       Aggregate Offering       Registration
              to be Registered                Registered (1)      per Share (1)              Price                Fee (5)
-----------------------------------------------------------------------------------------------------------------------------
Torrent Systems Inc. (formerly Applied
Parallel Technologies, Inc.) 1995 Equity        188,265 (2)       $1.1312 (3)          $212,965.36 (3)            $19.59
Incentive Plan Common Stock, par value
$.01 per share
-----------------------------------------------------------------------------------------------------------------------------
Mark Atkins Agreement                           300,000           $3.44 (4)          $1,032,000.00 (4)            $94.94
Common Stock, par value $.01 per share
=============================================================================================================================

(1)  This Registration Statement also covers Common Stock Purchase Rights
     (the "Rights") which are presently attached to and trade with the common stock of Ascential Software Corporation (the "Registrant"), par value $.01 per share (the "Common Stock"). Any value attributable to the Rights is reflected in the market price of the Common Stock.

(2)  In accordance with Rule 416 of the Securities Act of 1933, as amended
     (the "Securities Act"), this Registration Statement also includes an indeterminate number of shares that may be subject to issuance as a result of anti-dilution and other provisions of the Torrent Systems
     Inc. (formerly Applied Parallel Technologies, Inc.) 1995 Equity
     Incentive Plan (the "Assumed Option Plan").

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the maximum offering price per share for the Assumed Option Plan is based on the weighted average exercise price of the options outstanding under the Assumed
     Option Plan.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, the maximum aggregate offering price per share for the Mark Atkins Agreement is based on the average of the high and low sale prices for a share of Common Stock on April 25, 2002 as reported on the Nasdaq National Market.

(5) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .000092 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).




                              EXPLANATORY NOTE

         Pursuant to the Merger Agreement dated as of November 27, 2001 between the Registrant, Taurus Acquisition Corporation and Torrent Systems Inc., formerly Applied Parallel Technologies, Inc. ("Torrent"), the Registrant acquired a fully diluted 100% interest in Torrent (the "Torrent Acquisition") for $46 million in cash, with Torrent (now known as Ascential Systems, Inc.) becoming a wholly owned subsidiary of the Registrant after the Torrent Acquisition. All outstanding unvested options to purchase common stock of Torrent, par value $.01 per share, granted pursuant to the Assumed Option Plan prior to the Acquisition have been converted into options to purchase Common Stock, subject to appropriate adjustments to the number of shares subject to the option and the exercise price thereof. Each such converted option is otherwise exercisable upon the same terms and conditions as were applicable immediately prior to the Torrent Acquisition.

         Pursuant to the Merger Agreement dated as of March 12, 2002 between the Registrant, Venus Acquisition Corporation and Vality Technology Incorporated ("Vality"), the Registrant acquired a fully diluted 100% interest in Vality (the "Vality Acquisition") for approximately $92 million in cash, with Vality becoming a wholly owned subsidiary of the Registrant after the Vality Acquisition. In connection with the Vality Acquisition, the Registrant granted 300,000 shares of Common Stock to Mark E. Atkins pursuant to the Restricted Stock Agreement dated as of April 3, 2002 by and between the Registrant and Mark E. Atkins (the "Mark Atkins Agreement").

         This Registration Statement is intended to register an aggregate of 515,744 shares of Common Stock, and the Rights associated therewith, that have been or may be issued under the Assumed Option Plan or the Mark Atkins Agreement.

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

         (1) Annual Report on Form 10-K for the year ended December 31, 2001 (filing date of April 1, 2002);

         (2) Current Report on Form 8-K dated March 12, 2002 (filing date of March 21, 2002);

         (3) The description of Common Stock contained in the Registration Statement on Form 8-A, filed by the Registrant under Section 12 of the Exchange Act and declared effective by the Commission on January 21, 1987, including any amendment or report updating such description of Common Stock; and

         (4) The description of the Common Stock Purchase Rights contained in the amendment to the Registration Statement filed with the Commission on Form 8-A/A on September 3, 1997, as amended on December 3, 1997 and May 1, 2002.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         ARTICLE EIGHT of the Registrant's Restated Certificate of Incorporation (the "Restated Certificate"), provides for the indemnification of any director, officer, employee or agent of the Registrant and certain other persons serving at the request of the Registrant in related capacities to the fullest extent permissible under Delaware law, except that the Registrant is prohibited against the indemnification of any person from or on account of conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

         ARTICLE EIGHT further provides that, to the fullest extent permissible under Delaware law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

            ARTICLE VI of the Registrant's Restated Bylaws (the "Bylaws"), provides for the indemnification of each person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative, or appellate ("Proceeding"), by reason of the fact that he or she is or was a director or officer of the Registrant and certain other persons serving at the request of the Registrant as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith or in connection with the investigation, defense, settlement or appeal of such Proceeding, to the full extent not prohibited by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heir, executor and administrators.

         ARTICLE VI further provides that, the Registrant may, to the extent authorized from time to time by its Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Registrant to the fullest extent indemnification and advancement of expenses is permitted to directors and officers of the Registrant.

         ARTICLE VI of the Bylaws further provides that the indemnification provided therein is not exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Restated Certificate or Bylaws, agreement, vote of stockholders or disinterested directors, insurance policy, or otherwise. Nothing shall limit in any way any right which the Registrant may have to make additional indemnifications with respect to the same or different persons or classes of persons.

            The Registrant has entered into indemnification agreements with each of its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements may require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service and to advance their expenses incurred as a result of any Proceeding against them as to which they could be indemnified.

         The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director of the Registrant may be required to bear the economic burden of the foregoing liabilities and expenses.

         The Registrant has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.  Exemption from Registration Claimed

            Not Applicable.

Item 8.  Exhibits

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

         a. The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                Statement:

                (i) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on May 1, 2002.


                                         ASCENTIAL SOFTWARE CORPORATION


                                         By: /s/ Robert McBride
                                             ------------------------------
                                             Robert McBride
                                             Chief Financial Officer


                      Power of Attorney and Signatures

         We, the undersigned officers and directors of Ascential Software Corporation hereby severally constitute Peter Gyenes, Robert McBride and Peter Fiore, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Ascential Software Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on this 1st day of May, 2002.


   /s/ Peter Gyenes          Chief Executive Officer and Chairman of the
   --------------------      Board of Directors
       Peter Gyenes


   /s/ Robert McBride        Chief Financial Officer
   --------------------
       Robert McBride


   /s/ David Ellengerger     Director
   ----------------------
       David Ellenberger


   /s/ John Gavin            Director
   ---------------------
       John Gavin


   /s/ James Koch            Director
   ---------------------
         James Koch


   /s/ Robert Morrill        Director
   ---------------------
       Robert Morrill




                               Exhibit Index


Exhibit
Number                             Description

3.1 (1)          Restated Certificate of Incorporation of the Registrant;

3.2 (1)          Restated Bylaws of the Registrant;

4.1 (2)          Specimen Common Stock Certificate;

4.2 (3) First Amended and Restated Rights Agreement, dated as of August 12, 1997, between Informix Corporation and BankBoston N.A.;

4.3 (4) Amendment No. 1 to the First Amended and Restated Rights Agreement, dated as of November 17, 1997, between Informix Corporation and BankBoston N.A.;

4.4 (5) Amendment No. 2 to the First Amended and Restated Rights Agreement, dated as of April 26, 2002, between the Registrant and EquiServe Trust Company, N.A.;

4.5              Torrent Systems Inc. (formerly Applied Parallel
                 Technologies, Inc.) 1995 Equity Incentive Plan;

4.6              Torrent Systems Inc. (formerly Applied Parallel
                 Technologies, Inc.) Amendment to 1995 Equity Incentive Plan, adopted by the Board of Directors on September 18, 1996, approved by the Stockholders on September 24, 1996;

4.7 Torrent Systems Inc. (formerly Applied Parallel Technologies, Inc.) Amendment No. 2 to 1995 Equity Incentive Plan, adopted by the Board of Directors on December 29, 1997, approved by the Stockholders on December 29, 1997;

4.8 Torrent Systems Inc. (formerly Applied Parallel Technologies, Inc.) Amendment No. 3 to 1995 Equity Incentive Plan, adopted by the Board of Directors on November 22, 1999, approved by the Stockholders on November 22, 1999;

4.9 Torrent Systems Inc. (formerly Applied Parallel Technologies, Inc.) Amendment No. 4 to 1995 Equity Incentive Plan, adopted by the Board of Directors on February 28, 2001, approved by the Stockholders on March 2, 2001;

4.10 Restricted Stock Agreement dated as of April 3, 2002 by and between the Registrant and Mark E. Atkins;

5.1              Opinion of Skadden, Arps, Slate, Meagher & Flom LLP;

23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1);

23.2             Consent of KPMG LLP;

23.3             Consent of Deloitte & Touche LLP;

24.1 Power of Attorney (included in the signature pages of this Registration Statement).

-----------------

(1) Incorporated by reference to an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.

(2)     Incorporated by reference to Exhibit I.1. to Informix's
        Registration Statement on Form 8-A, filed on January 21, 1987.

(3) Incorporated by reference to Exhibit 5 to an amendment to Informix's Registration Statement on Form 8-A/A, filed on
        September 3, 1997.

(4) Incorporated by reference to Exhibit 5.1 to an amendment to Informix's Registration Statement on Form 8-A/A, filed on
        December 3, 1997.

(5) Incorporated by reference to Exhibit 4.4 to an amendment to the Registrant's Registration Statement on Form 8-A/A, filed on
        May 1, 2002.